Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-4 (Amendment No. 4) of our report dated January 16, 2024 with respect to the audited financial statements of Oneshop Retail Sdn Bhd Carved Out of Mobilityone Sdn Bhd as of December 31, 2022 and 2021 and the related statements of profit or loss, parent-entity net investment, and cash flows for the year ended December 31, 2022 and 2021.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

UHY (AF 1411)

www.uhy.com.my

Kuala Lumpur, Malaysia

March 28, 2024